EXHIBIT 99.7(n)(1)

HOW TO ENROLL WITH TIAA-CREF

To enroll, you must complete your Enrollment Form and Plan Contribution Allocation Administrative Form, and sign the notice on prospectuses and documents.

Your enrollment with TIAA-CREF can be completed in four easy steps that are outlined below.

STEP ONE

COMPLETE YOUR ENROLLMENT FORM

The instructions will guide you through completing your enrollment form. Please be sure to read the agreement in section 4 before signing and dating the form.

STEP TWO

SELECT YOUR ALLOCATION

Select the accounts to which you would like to allocate your contributions by completing the Plan Contribution Allocation Administrative Form. For information about the accounts available in your plan, please see the accompanying “Your Investment Choices.” There may be transfer and withdrawal restrictions on some or all of the accounts and funds. You may change your allocation at any time in the future.

If your allocation is invalid in any way, your contributions will be allocated to the CREF Money Market Account. Upon receiving clarification from you, we will apply all future contributions according to your instructions. If you don’t know your Plan ID numbers, you can obtain them from your employer’s benefits office.

STEP THREE

SIGN NOTICE ON PROSPECTUSES AND DOCUMENTS

You should read the prospectuses for the accounts and funds carefully before you invest. Please acknowledge that you have received the prospectuses and supplementary documents on CD by signing the notice.

STEP FOUR

YOUR NEXT STEPS

Return your completed forms to your employer’s benefits office. You may need to complete a salary reduction agreement with your employer.

You may want to consolidate additional retirement assets into this TIAA-CREF account from another financial carrier. To do so, complete the Transfer/Rollover Authorization to TIAA-CREF form. Be sure to consider any surrender charges that another company may deduct before making a transfer.

GENERAL INFORMATION

Whenever a new account is opened, federal law requires all financial institutions to help the government fight the funding of terrorism and prevent money laundering activities by obtaining, verifying and recording information that identifies each person who opens an account.

For this reason, we request your name, address, date of birth, Social Security number (or taxpayer identification number), telephone number and other information that will allow us to identify you. Without this information, we may not be able to open an account or process any transactions for you.

State regulations require that you provide information on any existing annuity or life insurance contracts that would be replaced by the TIAA-CREF account for which you are applying. If your new TIAA-CREF account is going to replace more than one existing contract, please include that information on an additional page with your name and Social Security number.

Need Help? For assistance in choosing an allocation or filling out your form, please call us at 800 842-2776
Monday to Friday from 8 a.m. to 10 p.m. and Saturday from 9 a.m. to 6 p.m. ET.

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ENROLLMENT FORM FOR TIAA AND CREF RETIREMENT ANNUITY (RA) AND SUPPLEMENTAL RETIREMENT ANNUITY (SRA) CONTRACTS

Teachers Insurance and Annuity Association of America-College Retirement Equities Fund New York, NY

Please print in upper case using black or dark blue ink and provide all information requested.

1	Provide your personal information

Title: Mr, Mrs, Dr, other
First Name
Middle Name

Last Name
Suffix: Jr, Sr, other
Social Security Number
— —

Date of Birth (mm/dd/yyyy)
/ /
Gender
F M
Spouse's Name

Daytime Telephone Number
— —
Extension
Evening Telephone Number
— —

E-mail Address

Residence Address (no P.O. boxes)

City
State
Zip Code
—

Mailing Address (if different)

City
State
Zip Code
—

Employer

Job Title/Position
Campus/Branch

Important information about your allocation of plan contributions

All contributions will be allocated to the CREF Money Market Account unless you complete the Plan Contribution Allocation Administrative Form.

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2	Designate your beneficiary(ies)

Make sure that the percentage allotted to all beneficiaries in each class totals 100%. Your primary beneficiary(ies) will be paid any survivor benefit existing under the contract(s) at your death. If there are no surviving primary beneficiaries, your contingent beneficiary(ies) will receive these benefits. Your designated beneficiary(ies) will be paid benefits for all retirement contracts. If you want to assign beneficiaries for each contract and/or list additional beneficiaries, you may copy this page to indicate your instructions.

Name(s) of primary beneficiary(ies)

3	Indicate Replacement of Existing Contracts /Policies (if applicable)
Will these TIAA annuity contracts replace an existing annuity contract / certificate or life insurance policy? If so, please provide the name of your insurer and the contract / policy number.

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4	Indicate your agreement by signing
Your employer’s plan may offer mutual funds as an investment choice in addition to the TIAA and CREF annuities.

For Retirement Annuity (RA) Contracts: Your ability to make withdrawals and transfers from the TIAA and CREF annuity contracts is subject to the terms of these contracts and may be limited. The TIAA annuity contract does not allow lump-sum cash withdrawals from the TIAA Traditional Annuity and transfers must be spread over a ten-year period. Transfers among the TIAA Real Estate Account, the CREF accounts and the mutual funds may be made in a lump sum.

For Supplemental Retirement Annuity (SRA) Contracts: All contributions must be remitted under the terms of your employer’s plan.

For Both RA and SRA Contracts: The TIAA and CREF contracts and amounts in any of the mutual funds do not provide for loans and cannot be assigned. Under federal law, distributions before age 59 1/2 or before termination of employment may be prohibited, limited and/or subject to substantial tax penalties.

The accumulations in and benefit payments from the CREF accounts, the TIAA Real Estate Account, and the mutual funds are variable and not guaranteed; they depend on the investment performance of these accounts.

Your beneficiary designation will apply to your TIAA and CREF annuity contracts and to the mutual fund accounts.

I have read and acknowledge all provisions of this enrollment form.

Under penalties of perjury, you certify that the taxpayer identification number shown on this form is your correct Social Security number.

The Internal Revenue Service does not require your consent to any provision of this document.

The following information does not apply to New York applicants. Some states require a fraud warning to appear on the form. These states, including Arkansas, Kentucky, Maine and New Mexico require a warning substantially similar to the following:

People who file applications for insurance or statements of claim commit a fraudulent insurance act if they: knowingly do so with intent to injure, defraud or deceive any insurance company or another person; and/or knowingly include in their application or statement of claim any materially false or misleading information; and/or knowingly conceal information, for the purpose of misleading, concerning any fact material to the application or claim.

A fraudulent insurance act is a crime, and penalties may include imprisonment, fines, denial of insurance and civil damages.

New Jersey residents, please note: Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.

Ohio residents, please note: Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

District of Columbia residents, please note: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant.

© 2007 Teachers Insurance and Annuity Association-College Retirement Equities Fund (TIAA-CREF), 730 Third Avenue, New York, NY 10017

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SELECT YOUR ALLOCATION
PLAN CONTRIBUTION ALLOCATION ADMINISTRATIVE FORM

For information about the investments available in your plan, please review “Your Investment Choices.” If you need help creating an allocation, you can use our Asset Allocation Evaluator at www.tiaa-cref.org/calcs. You can also have a custom portfolio prepared for you by calling us at 800 842-2776.

Please refer to “Your Investment Choices” for the names and three-digit account / fund numbers of your investment choices, and enter in the spaces provided. Please use only whole numbers and make sure your total allocation equals 100%. If the number and name don’t match, we will use the number for your allocation choice.

If your allocation choice is invalid, your contributions will be allocated to the CREF Money Market Account. You can make changes to this allocation at any time and we will apply all future contributions according to your instructions. If you are allocating to more than five accounts or funds for each plan, you may copy this page and include your name and Social Security number to indicate your instructions.

Your employer’s retirement plan is funded with a Retirement Annuity (RA) where your employer contributes on your behalf to TIAA-CREF. Usually the contribution is a specified percentage of your salary and you may be able or required to contribute some of your salary to this plan. The Supplemental Retirement Annuity (SRA) is a tax-deferred annuity to help you build additional retirement income. Contributions come from your salary on a before-tax basis.

NOTICE ON PROSPECTUSES AND DOCUMENTS

Included in your enrollment package is a CD with links to online editions of the following:

▪	Prospectuses for the investment options available under your plan

▪	Month-end performance information

▪	TIAA-CREF Privacy Policy

▪	TIAA-CREF Business Continuity Statement

▪	Statements of Additional Information, which supplement the prospectuses

I consent to receiving and have received the prospectuses for the investment options available under my retirement plan and supplementary documents by means of the accompanying CD. If I would prefer to receive paper copies of these documents, I understand that, now or at any time, I can order them at no charge by calling toll-free 877 518-9161 or by visiting www.tiaa-cref.org.

You should consider the investment objectives, risks, charges and expenses carefully before investing. Please read the prospectuses for the accounts and funds carefully before you invest. This form must be accompanied or preceded by current prospectuses. For additional copies, call 877 518-9161 or visit www.tiaa-cref.org.

TIAA-CREF Individual & Institutional Services, LLC and Teachers Personal Investors Services, Inc. distribute securities products. TIAA (Teachers Insurance and Annuity Association of America), 730 Third Avenue, New York, NY 10017 issues annuities.

© 2007 Teachers Insurance and Annuity Association of America–College Retirement Equities Fund (TIAA-CREF), 730 Third Avenue, New York, NY 10017